Business Transfer Agreement
between
(1)	Lumberg Automation GmbH (hereinafter referred to as “SELLER I”);

(2)	LuS Lumberg GmbH & Cie KG (hereinafter referred to as “SELLER II”);

(3)	Lumberg Ltd. (hereinafter referred to as “SELLER III”);

(4)	Lumberg S.a.r.l. (hereinafter referred to as “SELLER IV”);

(5)	Lumberg Asia Pacific Pte. Ltd. (hereinafter referred to as “SELLER V”);

(6)	Lumberg, Inc. (hereinafter referred to as “SELLER VI”);
- hereinafter collectively referred to as the “SELLERS” -
and
(7)	Belden Deutschland GmbH (hereinafter referred to as “PURCHASER“);

(8)	Belden-EIW GmbH & Co. KG (hereinafter referred to as “REAL ESTATE PURCHASER”);
and
(9)	Belden Europe B.V. (hereinafter referred to as “GUARANTOR“).

Table of Contents

Recitals		p.	3
Sec. 1	General	p.	4
Sec. 2	Companies Involved	p.	6
Sec. 3	Subject Matters of the Agreement	p.	7
Sec. 4	Sale and Purchase	p.	11
Sec. 5	Purchase Price	p.	12
Sec. 6	Closing Conditions	p.	15
Sec. 7	Closing, Passing of Risk	p.	16
Sec. 8	Agreements	p.	18
Sec. 9	Employees	p.	19
Sec. 10	Delimitation Provision	p.	20
Sec. 11	Representations and Warranties of SELLER I with respect to the ASSETS (other than the US REAL ESTATE)	p.	22
Sec. 12	Representations and Warranties of SELLER II with respect to the REAL ESTATE and of SELLER VI with respect to the US REAL ESTATE	p.	30
Sec. 13	Representations and Warranties of PURCHASER	p.	33
Sec. 14	Covenants	p.	34
Sec. 15	Liability	p.	38
Sec. 16	Third Party Claims	p.	41
Sec. 17	Indemnifications	p.	42
Sec. 18	Statute of Limitation	p.	44
Sec. 19	Contracts to be Concluded	p.	45
Sec. 20	Guarantorship	p.	45
Sec. 21	Costs	p.	46
Sec. 22	Final Provisions	p.	46

Recitals
WHEREAS
(A)	The Lumberg automation components business is composed of connectors / harnesses (T-connectors / adaptors, cordsets, single-ended, for actuators, sensors and distribution boxes, cordsets, double-ended for actuators, sensors and distribution boxes, field attachable connectors, receptable connectors), Actuator / sensor boxes (various actuator / sensor distribution boxes, 4-12 ports, M8/M12, also in stainless steel, integrated and external control cable, with or without LED), fieldbus communication (AS-interface, interbus, profibus, CANopen, DeviceNet, industrial ethernet, central fieldbus stations), and accessories, etc. It – directly and indirectly consists of certain assets, certain liabilities, certain agreements, goodwill and documents, located in particular, but not limited to, in Germany, England, France, Singapore and the USA (hereinafter collectively referred to as the “DIVISION”);

(B)	SELLER I is the owner of all shares in SELLERS III, IV, V and VI;

(C)	The DIVISION also includes the factory premises in Hoyerswerda (hereinafter referred to as the “REAL ESTATE“), which is described in more detail in Section 3 par. 6. and is owned by SELLER II;

(D)	SELLER I intends to sell the part of the DIVISION pertaining to SELLER I (hereinafter referred to as the “GERMAN DIVISION”), which also includes some assets located outside of Germany, e.g. in the Czech Republic, on the basis of this Business Transfer Agreement to PURCHASER. PURCHASER intends to purchase the GERMAN DIVISION on the basis of this Business Transfer Agreement and to take it over afterwards;

(E)	SELLERS III, IV, V and VI intend to sell the part of the DIVISION pertaining to SELLERS III, IV, V and VI (being (i) the part of the DIVISION pertaining to SELLER III – hereinafter referred to as the “UK DIVISION” -, (ii) the part of the DIVISION pertaining to SELLER IV – hereinafter referred to as the “FRENCH DIVISION” -, (iii) the part of the DIVISION pertaining to SELLER V – hereinafter referred to as the “SINGAPORE DIVISION” — and (iv) the part of the DIVISION pertaining to SELLER VI – hereinafter referred to as the “US DIVISION” -) on the basis of this Business Transfer Agreement to PURCHASER. PURCHASER intends to purchase the UK DIVISION; FRENCH DIVISION; SINGAPORE DIVISION, US DIVISION on the basis of this Business Transfer Agreement and to take it over afterwards;
(F)	SELLER II intends to sell the REAL ESTATE on the basis of this Business Transfer Agreement to REAL ESTATE PURCHASER and REAL ESTATE PURCHASER intends to purchase the REAL ESTATE on the basis of this Business Transfer Agreement and to take it over afterwards.
NOW THEREFORE, SELLERS, PURCHASER, REAL ESTATE PURCHASER as well as GUARANTOR, which are hereinafter individually referred to as “PARTY“ and collectively referred to as “PARTIES“, agree to the following:
Section 1
General
1.	The table of contents and the headings serve the clarity of this Business Transfer Agreement and shall not affect the interpretation of this Business Transfer Agreement.

2.	For purposes of this Business Transfer Agreement and its Exhibits each of the following terms (unless the context requires something different) has the meaning as defined at the specified place of reference, whereas terms which are defined in the singular form shall have a comparable meaning when used in the plural form, and vice versa:

- ADDITIONAL PURCHASERS	Sec. 4 par. 8.;
- AGREEMENTS	Sec. 8 par. 1.;
- APPROVAL	Sec. 8 par. 2.;
- the ASSETS	Sec. 3 par. 1.;
- BANKING DAYS	Sec. 7 par. 1. lit. c);
- the BASKET	Sec. 15 par. 1. lit. b);
- the CAP	Sec. 15 par. 1. lit. d);
- the CLOSING CONDITIONS	Sec. 6 par. 1.;
- the CLOSING DATE	Sec. 7 par. 1.;
- the DIVISION	Recitals (A);
- the EFFECTIVE DATE	Sec. 3 par. 1.;
- the EXCESS AMOUNT	Sec. 15 par. 1. lit a);
- the EXPERT AUDITOR	Sec. 10 par. 4. lit.f);

- the FINANCIAL STATEMENT	Sec. 3 par. 3.;
- the FIXED INTEREST	Sec. 5 par. 3;
- the FRENCH ASSETS	Sec. 3 par. 4 lit.a);
- the FRENCH DIVISION	Recitals (E);
- the GERMAN ASSETS	Sec. 3 par. 2.;
- the GERMAN DIVISION	Recitals (D);
- GUARANTOR	Preamble;
- INTELLECTUAL PROPERTY RIGHTS	Sec. 11 par. 4.;
- KEY EMPLOYEES	Sec. 11 par. 3. lit. h);
- LAC GMBH	Sec. 2 par. 1.;
- LAC KG	Sec. 3 par. 3.;
- LUKRAM	Sec. 7 par. 4.;
- LUMBERG HOLDING	Sec. 4 par. 7.;
- the MERGER	Sec. 6 par. 1. lit. a);
- NOTIFICATIONS	Sec. 14 par. 6. lit. a);
- the OPERATIONAL SELLERS	Sec. 11 par. 1.;
- PARTY, PARTIES	Recitals ;
- the PURCHASE PRICE	Sec. 5 par. 1.;
- PURCHASER	Preamble;
- the REAL ESTATE	Recitals (C);
- REAL ESTATE PURCHASER	Preamble;
- SELLER I	Preamble;
- SELLER II	Preamble;
- SELLER III	Preamble;
- SELLER IV	Preamble;
- SELLER V	Preamble;
- SELLER VI	Preamble;
- the SELLERS	Preamble;
- the SINGAPORE ASSETS	Sec. 3 par. 4. lit. a);
- the SINGAPORE DIVISION	Recitals (E);
- the SUBSIDIARIES	Sec. 3 par. 2. lit. (iii);
- the SUBSIDIARY FINANCIAL STATEMENTS	Sec. 11 par. 3. lit. f);
- the THRESHOLD	Sec. 15 par. 1. lit a);
- the UK ASSETS	Sec. 3 par. 4. lit. a);
- the UK DIVISION	Recitals (E);
- the US ASSETS	Sec. 3 par. 4. lit. a);
- the US DIVISION	Recitals (E);
- the US REAL ESTATE	Sec. 12 par. 2.;
- VAT	Sec. 5 par. 2.

3.	The words “affiliate” and “affiliated” shall always be construed in accordance with Sections 15 et seq. of the German Stock Corporation Act – “AktG”.
Section 2
Companies Involved
1.	SELLER I is registered with the commercial register of the local court of Iserlohn under the registration number HR B 6239. The share capital of SELLER I (disregarding a capital increase recently resolved but not yet registered) amounts to nominal EUR 25,400 (in words: Euro twenty-five thousand four hundred) and is fully paid up. The share capital consists of one share in the amount of EUR 25,400. This share is held by Lumberg Automation Components GmbH registered with the commercial register of the local court of Iserlohn under the registration number HR B 4868 (hereinafter referred to as “LAC GMBH“).

2.	SELLER II is registered with the commercial register of the local court of Iserlohn under the registration number HR A 3260. The limited partnership capital (Kommanditkapital) of SELLER II amounts to nominal EUR 200,000 (in words: Euro two hundred thousand) and is fully paid up. Limited partners of SELLER II are Mrs Helene Lumberg with an interest in the limited partnership capital of EUR 10,000 (in words: Euro ten thousand), Mrs Helga Berghaus-Lumberg with an interest in the limited partnership capital of EUR 90,000 (in words: Euro ninety thousand) and Mrs Barbara Helbert with an interest in the limited partnership capital of EUR 100,000 (in words: Euro one hundred thousand). The general partner of SELLER II is Lumberg Verwaltungsgesellschaft mbH, registered with the commercial register of the local court of Iserlohn under the registration number HR B 3801.

3.	SELLER III is a private company limited by shares duly organized under the laws of England and Wales, registered with the Companies House, London, under the company number 01275335.

4.	SELLER IV is a limited liability company duly organized under the laws of France and registered with the commercial register of Colmar under the number RCS 307667063.

5.	SELLER V is a limited liability company duly organized under the laws of Singapore and registered under Singapore Registration File Number 198702783M.

6.	SELLER VI is a corporation duly organized under the laws of the State of Virginia and registered with the company register of the State of Virginia under Corporate ID 0272112 4.

7.	PURCHASER is registered with the commercial register of the local court of Köln under the registration number HR B 57830.

8.	REAL ESTATE PURCHASER is registered with the commercial register of the local court of Köln under the registration number HR A 23920.

9.	GUARANTOR is a limited liability company duly organized under the laws of The Netherlands and registered with the Kamer van Koophandel of Limburg-Noord under the number 12033370.
Section 3
Subject Matters of the Agreement
1.	Subject matters of the agreement are all assets and certain liabilities pertaining to the DIVISION (unless specifically excluded in this Business Transfer Agreement), i.e. the fixed assets, the current assets, tangibles and intangibles, certain liabilities, the rights and obligations arising out of certain agreements, the goodwill as well as documents of the DIVISION (hereinafter collectively referred to as the “ASSETS”), all of them as of January 1, 2007, 00:00 (hereinafter referred to as the “EFFECTIVE DATE”).

2.	In respect of the GERMAN DIVISION, the ASSETS are defined in more detail as follows (such ASSETS hereinafter being referred to as the “GERMAN ASSETS”, irrespective of where such ASSETS are located):
(i)	Intangible assets pursuant to § 266 (2) A. I. of the German Commercial Code (“HGB”) (grants, industrial property rights and similar rights and values as well as licenses in such rights and values; goodwill or company value; advance payments made), for the avoidance of doubt also including self-developed rights that are not shown in the balance-sheet;

(ii)	tangible assets pursuant to § 266 (2) A. II. HGB (real property-equivalent rights and buildings including buildings on third-party real properties; technical equipment and machines, other facilities, plant and equipment; advance payments made and facilities under construction);

(iii)	current assets pursuant to § 266 (2) B. I. and II.1., 2. and 4., III 3. and IV. HGB (inventories; raw and ancillary materials; unfinished products, unfinished services; finished products and goods; advance payments made), claims and other assets (claims arising out of deliveries and services, claims of SELLER I against SELLERS III, IV, V or VI (hereinafter collectively referred to as “SUBSIDIARIES”); other assets; other securities; cash at hand and in bank, cheques and bills of exchange);

(iv)	deferred expenses and accrued income pursuant to § 266 (2) C. HGB;

(v)	reserves pursuant to § 266 (3) B. 1 and 3 HGB (reserves for pensions and similar obligations, other reserves);

(vi)	liabilities pursuant to § 266 (3) C. 3 and 4 HGB (advance payments received towards orders, liabilities arising out of deliveries and services);

(vii)	deferred income pursuant to § 266 (3) D. HGB;

(viii)	approvals, permits, licenses, orders, registrations, certificates, and similar rights obtained from governments and governmental agencies;

(ix)	the goodwill belonging to the GERMAN DIVISION, i.e. the goodwill of the business operations of SELLER I and the right of PURCHASER to represent itself in the continuation of the GERMAN DIVISION as the successor of SELLER I;

(x)	the documents belonging to the GERMAN DIVISION, i.e. all of the documents and information concerning the GERMAN DIVISION, including documents existing in electronic form (e.g. correspondence with customers (contact details, sales prices, delivery and payment conditions, other particular details), correspondence with suppliers (purchase prices, delivery and payment conditions, framework contracts, other particular details), correspondence with other third parties, incoming and outgoing invoices, delivery notes, dispatch notes, turnover statistics, business management analyses, production documents, technical descriptions of products, tools, assembly and testing equipment, TÜV reports, building permits, public-law agreements, cost calculations, operating manuals, brochures, advertising material, purchase and sale catalogues, order lists, technical drawings, etc.). Should originals be required to remain with SELLER I due to legal reasons (e.g. retention obligation for tax reasons), PURCHASER shall receive a complete set of copies of these documents at SELLER I’S cost.

3.	The GERMAN ASSETS also include, even to the extent this is not specially included in the annual financial statement of Lumberg Automation Components GmbH & Co. KG (which has been converted into LAC GMBH and is thus legally identical with it; hereinafter referred to as “LAC KG”) as of December 31, 2006 (hereinafter referred to as the “FINANCIAL STATEMENT”, which is attached hereto as Exhibit 3.3.) all of the small inventory belonging to the GERMAN DIVISION, all low-value assets, as well as all present spare-parts for machines and mechanical equipment. Assets which have been sold (or in respect of assets that are provisions or liabilities, discharged) within the ordinary course of business in the period between the EFFECTIVE DATE and the CLOSING DATE (as defined in Section 7 par. 1.) or which have been otherwise taken away from the GERMAN DIVISION in the ordinary course of business do not belong to the GERMAN ASSETS. Assets which have been produced, acquired or otherwise received by the GERMAN DIVISION as replacement or supplement to the GERMAN ASSETS (or in respect of assets that are provisions or liabilities, which have accrued in the ordinary course of business) within the period between the EFFECTIVE DATE and the CLOSING DATE (as defined in Section 7 par. 1.) belong, however, to the GERMAN ASSETS. For the avoidance of doubt, this includes any claims against insurance companies (to the extent such claims against insurance companies pertain to LUMBERG HOLDING or an affiliate of it, SELLER I hereby procures that the recipient of the insurance proceeds transfers all such proceeds to PURCHASER), causes of action, rights of recovery, remedies against infringements of intellectual property rights to the extent such claims, causes of action, or similar rights pertain to the GERMAN DIVISION and have arisen between the EFFECTIVE DATE and the CLOSING DATE (as defined in Section 7 par. 1.).

4.	As regards the foreign part of the DIVISION, subject matters of the agreement are the ASSETS of the UK-DIVISION as set out in Exhibit 3.4.1. (hereinafter referred to as the “UK ASSETS”), the ASSETS of the FRENCH DIVISION as set out in Exhibit 3.4.2. (hereinafter referred to as the “FRENCH ASSETS”), the ASSETS of the SINGAPORE DIVISION as set out in Exhibit 3.4.3. (hereinafter referred to as the “SINGAPORE ASSETS”) and the ASSETS of the US DIVISION as set out in Exhibit 3.4.4. (hereinafter referred to as the “US ASSETS”). Par. 2. (viii), (ix) and (x) and par. 3. above shall, to the extent applicable, apply mutatis mutandis to the UK ASSETS, the FRENCH ASSETS, the SINGAPORE ASSETS and the US ASSETS.

5.	The PARTIES agree that the cash of the DIVISION as of December 31, 2006 as shown in the FINANCIAL STATEMENT and the SUBSIDIARY FINANCIAL STATEMENTS (as defined in Section 11 par. 3. lit. f) below) shall remain with the SELLERS and may be withdrawn by them prior to the CLOSING DATE (as defined in Section 7 par. 1.).

6.	Subject matter of the agreement finally is the REAL ESTATE registered in the name of SELLER II as owner in the land register of the local court of Hoyerswerda, land register of Hoyerswerda, page 4552. An extract from the land register is attached hereto as Exhibit 3.6.. According to the land register the REAL ESTATE is encumbered as follows:

- in division II:	“Priority notice for the protection of the transfer of title which exists in favor of the city of Hoyerswerda in case of exercise of the temporary repurchase right by the city of Hoyerswerda”;

- in division III:	no entry.
The above mentioned status of the land register has been determined by the notary public by inspection of the land register on March 19, 2007.

7.	Unless otherwise agreed in this Business Transfer Agreement none of the SELLERS sells to PURCHASER or REAL ESTATE PURCHASER other assets than the ones mentioned in Section 3 par. 1. through 4. and 6. above. Neither PURCHASER or REAL ESTATE PURCHASER assumes none of the following liabilities of the DIVISION, unless otherwise agreed in this Business Transfer Agreement:

(i)	any liability or obligation (contingent or otherwise) of any of the SELLERS for personal injury for products made or supplied prior to the EFFECTIVE DATE;

(ii)	any liability or obligation (contingent or otherwise) of any of the SELLERS for product recalls for products supplied prior to the EFFECTIVE DATE;

(iii)	any liabilities or obligations (contingent or otherwise) of any of the SELLERS for property damage to the extent arising out of or relating to any period prior to the EFFECTIVE DATE;

(iv)	any liabilities or obligations (contingent or otherwise) arising, accruing or relating to any occurrence prior to the EFFECTIVE DATE under any environmental law;

(v)	any liabilities or obligations (contingent or otherwise) arising from the manufacture or sale of products on or before the EFFECTIVE DATE pertaining to the DIVISION that contained asbestos, if any.
Section 4
Sale and Purchase
1.	SELLER I hereby sells to PURCHASER and PURCHASER hereby purchases from SELLER I with economic effect as of the EFFECTIVE DATE the GERMAN ASSETS.

2.	SELLER III hereby sells to PURCHASER and PURCHASER hereby purchases from SELLER III with economic effect as of the EFFECTIVE DATE the UK ASSETS.

3.	SELLER IV hereby sells to PURCHASER and PURCHASER hereby purchases from SELLER IV with economic effect as of the EFFECTIVE DATE the FRENCH ASSETS.

4.	SELLER V hereby sells to PURCHASER and PURCHASER hereby purchases from SELLER V with economic effect as of the EFFECTIVE DATE the SINGAPORE ASSETS.

5.	SELLER VI hereby sells to PURCHASER and PURCHASER hereby purchases from SELLER VI with economic effect as of the EFFECTIVE DATE the US ASSETS including the US REAL ESTATE (as defined in Section 12 par. 2.) with all rights, fixtures, fittings, accessories and buildings thereon with all equipment and installations, each to the extent owned by SELLER VI.

6.	SELLER II sells to REAL ESTATE PURCHASER and REAL ESTATE PURCHASER purchases from SELLER II with economic effect as of the EFFECTIVE DATE the REAL ESTATE with all rights, fixtures, fittings, accessories and buildings thereon with all equipment and installations, each to the extent owned by SELLER II.

7.	SELLER I shall procure that any INTELLECTUAL PROPERTY RIGHTS (as defined in Section 11 par. 4.) pertaining to the DIVISION which are not owned by the relevant SELLER but rather by Lumberg Holding GmbH & Co. KG (hereinafter referred to as “LUMBERG HOLDING”) or any of its affiliates (other than the relevant SELLER) are transferred to the PURCHASER upon PURCHASER’s first request.

8.	PURCHASER reserves the right to designate one or more other entities to take over certain ASSETS purchased by it (hereinafter referred to as “ADDITIONAL PURCHASERS”). In such case, SELLERS shall transfer the respective ASSETS to the respective ADDITIONAL PURCHASERS instead of PURCHASER. Further, any reference in this Business Transfer Agreement to “PURCHASER” shall, if applicable, be read so as to include the respective ADDITIONAL PURCHASERS, it being understood that the designation of ADDITIONAL PURCHASERS shall in no event release PURCHASER from any of its obligations hereunder.
Section 5
Purchase Price
1.	The purchase price for the DIVISION amounts to a total of XXX minus the amount payable by PURCHASER on or after the CLOSING DATE (as defined in Section 7 par. 1.) under the

Chesterfield County Development Bond for the US REAL ESTATE (as defined in Section 12 par. 2.) in the amount of USD 2,120,000 (to be converted into Euros as of the EFFECTIVE DATE) and is hereinafter referred to as the “PURCHASE PRICE“.

2.	The amount of XXX allocated to the various parts of the DIVISION as follows:

-	to the GERMAN DIVISION, the amount of XXX million;
-	to the UK DIVISION, the amount of XXX;
-	to the FRENCH DIVISION, the amount of XXX;
-	to the SINGAPORE DIVISION, the amount of XXX;
-	to the US DIVISION, the amount of XXX and
-	to the REAL ESTATE, the amount of XXX.
The parts of the PURCHASE PRICE shall be paid in each case, subject however to Section 5 par. 7., Section 5 par. 8. and Section 5 par. 9. below, plus any statutory value added tax (hereinafter referred to as “VAT”), which will be charged by each of the SELLERS according to the relevant applicable tax regime.

3.	As from the EFFECTIVE DATE the PURCHASE PRICE shall bear interest at an interest rate of 6% p.a. (hereinafter referred to as the “FIXED INTEREST”). The period for the FIXED INTEREST ends on the day of complete payment of the PURCHASE PRICE. The FIXED INTEREST is computed on the basis of a 365-day calendar year and the actual number of days lapsed over the interest period.

4.	As regards the payment of the PURCHASE PRICE and of the FIXED INTEREST the following shall apply:
a)	90% of the PURCHASE PRICE and all of the FIXED INTEREST shall be paid on the CLOSING DATE (as defined in Section 7 par. 1.), to be credited at 2 pm CET, by way of wire transfer to the following bank account of SELLER I: Account number XXX, Bank Code XXX, Name of Bank: National-Bank AG, branch Düsseldorf.

b)	10% of the PURCHASE PRICE shall be paid on the CLOSING DATE (as defined in Section 7 par. 1), to be credited at 2 pm CET, by way of wire transfer to the escrow account as set out in the escrow agreement being attached hereto as Exhibit 5.4.b). The release of the amount in escrow is also dealt with in the escrow agreement.
5.	In case of default of payments to be made under Section 5 par. 4. above, default interest shall accrue at the rate of 6% p.a. as from the point of time resulting from Section 5 par. 4. above. The computation of default shall take place on the basis of a 365-day calendar year and the actual number of days lapsed over the default period.

6.	None of the PARTIES shall be entitled to exercise a right of retention or set-off with respect to any payment to be made under Section 5 par. 4. above.

7.	The PARTIES assume that the sale of the GERMAN DIVISION does not constitute a transaction which is subject to VAT. In the event that the sale of the GERMAN DIVISION pursuant to this Business Transfer Agreement is subject to VAT, however, the PURCHASE PRICE (or the relevant portion thereof) shall be understood as being exclusive of VAT legally owed. In such event, the PARTIES hereby agree to do the following: SELLER I draws up an invoice showing the VAT separately. The VAT shall not be paid by PURCHASER in cash, but rather by way of assignment and set-off. PURCHASER shall assign to SELLER I the claim for refund of the input tax against the competent tax office up to the amount of the legally required VAT on the PURCHASE PRICE (or the relevant portion thereof) to be paid; SELLER I shall accept the assignment. SELLER I and PURCHASER mutually undertake to sign the assignment deeds according to the official printed form (Section 46 Subsection 3 German Tax Code – “AO”). PURCHASER shall be obliged to file the assignment deeds without undue delay after the claim for refund of input tax arises with the competent tax office and shall be obliged to provide SELLER I with the confirmation of the receipt by the competent tax office. PURCHASER shall not be obliged to pay the amount of the VAT which has been set off. In the event that the claim for refund of input tax shall be lower than the VAT which has to be paid by PURCHASER according to this Business Transfer Agreement, PURCHASER shall be obliged to pay the respective difference as soon as the general requirements for payment of the PURCHASE PRICE pursuant to Section 5 par. 4. exist.

8.	The PARTIES assume that Section 1 Subsection 1a German VAT Act (Umsatzsteuergesetz) is applicable to the REAL ESTATE. SELLER II waives its tax exemption rights according to section 9 German VAT Act.

9.	To the extent applicable, the provisions of Section 5 par. 7 shall apply mutatis mutandis to the sale of the FRENCH ASSETS, the UK ASSETS, the US ASSETS and the SINGAPORE ASSETS.
Section 6
Closing Conditions
1.	The SELLERS, PURCHASER and REAL ESTATE PURCHASER shall be obliged to consummate the sale and purchase of the ASSETS and the REAL ESTATE in rem (dinglich) if the following conditions precedent (hereinafter referred to as the ”CLOSING CONDITIONS“) have been fulfilled:
a)	The German Federal Cartel Office has given its approval to the transactions contemplated in this Business Transfer Agreement (hereinafter referred to as the ”MERGER“). This condition precedent shall be deemed fulfilled in the following cases:
(i)	Notification by the German Federal Cartel Office that the MERGER does not fulfill the requirements for prohibition pursuant to Section 36 Subsection 1 of the German Act against Restraints on Competition – “GWB”; or clearance decision pursuant to Section 40 Subsection 2 No 1 GWB;

(ii)	a term of one month since the filing of the MERGER with the German Federal Cartel Office has expired if the Federal Cartel Office has not given notice pursuant to Section 40 Subsection 1 No 1 GWB prior to the expiry of this term; or

(iii)	a time limit of four months since the filing of the MERGER with the German Federal Cartel Office has expired unless, prior to the expiry of this term, the German Federal Cartel Office has prohibited the MERGER, it being understood that in case of an extended term for examination the expiry of such term shall be decisive.

b)	PURCHASER has assumed the public support agreement (Zuschussvertrag) (BAW-number 2914-8026) entered into among LAC KG, being the legal predecessor of LAC GMBH, and SELLER II on the one hand and Sächsische Aufbaubank on the other hand instead of by LAC KG / LAC GMBH / SELLER I and SELLER II by way of assumption of contract (Vertragsübernahme).

c)	SELLER I has received a confirmation (with a copy to PURCHASER) from Midland Bank plc. in whose favor a charge over the UK ASSETS is given that the fixed and floating charge are extinguished.
2.	The PARTIES shall inform each other without undue delay (unverzüglich) on the fulfillment of individual or all of the CLOSING CONDITIONS.

3.	SELLER I may waive the CLOSING CONDITION pursuant to Section 6 par. 1. lit. b.). PURCHASER may waive the CLOSING CONDITION pursuant to Section 6 par. 1. lit. c).

4.	SELLERS on the one hand and PURCHASER on the other hand shall be entitled to rescind this Business Transfer Agreement by giving written notice to all other PARTIES if the clearance by the German Federal Cartel Office shall not be present by May 31, 2007 (which rescission shall be binding also on REAL ESTATE PURCHASER). In this case no PARTY shall have any rights or obligations vis-à-vis any other PARTY arising out of this Business Transfer Agreement except for such obligations which result from a possible breach of contract of one PARTY prior to the rescission and except for obligations which arise out of the confidentiality agreement between Markus GmbH Köchling und Cie. on behalf of SELLERS and Belden CDT, Inc. dated December 5/6, 2006. SELLER I and PURCHASER may agree on an extension of the period ending on May 31, 2007 set out in sentence 1 at any time. All other PARTIES hereby agree in advance to any such extension.
Section 7
Closing, Passing of Risk
1.	The closing (transfer in rem) of this Business Transfer Agreement shall take place on the CLOSING DATE. The “CLOSING DATE” shall be the last banking day (i.e. day on which banks and other financial institutions are open for business in Frankfurt am Main; hereinafter referred to as “BANKING DAYS”) of such calendar month in which the CLOSING CONDITIONS have either been completely fulfilled or the fulfillment has been waived by the PARTY entitled thereto.

2.	On the CLOSING DATE, the PARTIES shall meet at 10 am CET in the offices of PURCHASER’S counsel to take the following actions, which shall be taken simultaneously (Zug um Zug):
a)	Execution of a notarial transfer deed between SELLER I and PURCHASER with respect to the GERMAN ASSETS, substantially in the form attached hereto as Exhibit 7.2.a1), as well as, if necessary, a separate transfer deed in respect of those assets of the GERMAN DIVISION located in the Czech Republic substantially in the form attached hereto as Exhibit 7.2.a2).

b)	Execution of a transfer deed between SELLER III and PURCHASER with respect to the UK ASSETS, substantially in the form attached hereto as Exhibit 7.2.b.).

c)	Execution of a transfer deed between SELLER IV and PURCHASER with respect to the FRENCH ASSETS, substantially in the form attached hereto as Exhibit 7.2.c).

d)	Execution of a transfer deed between SELLER V and PURCHASER with respect to the SINGAPORE ASSETS, substantially in the form attached hereto as Exhibit 7.2.d).

e)	Execution of a transfer deed between SELLER VI and PURCHASER with respect to the US ASSETS, substantially in the form attached hereto as Exhibit 7.2.e).

f)	Execution of a notarial deed between SELLER II and REAL ESTATE PURCHASER with respect to the transfer of title (Auflassung) of the REAL ESTATE substantially in the form attached hereto as Exhibit 7.2.f).

g)	Execution of the escrow agreement substantially in the form attached hereto as Exhibit 5.4.b) and procurement of the execution of such escrow agreement by Messrs Stefan Weinheimer and Theo Rauh as joint escrow agents.

h)	Execution of the contracts referred to in Section 19 below.
3.	SELLERS shall not be obliged to deliver to PURCHASER or to REAL ESTATE PURCHASER updates of the Exhibits hereto on the CLOSING DATE.

4.	On the CLOSING DATE, SELLER I shall provide PURCHASER with a written statement from Lukram sopol s.v.o. Czech Republic (hereinafter referred to as “LUKRAM”) confirming that LUKRAM will continue with PURCHASER the job production agreement presently in force with LAC GMBH on unchanged terms.

5.	The passing of risk to PURCHASER and to REAL ESTATE PURCHASER shall occur on the CLOSING DATE.
Section 8
Agreements
1.	The rights and obligations arising out of all contracts entered into by the SELLERS in the ordinary course of business as part of the operation of the DIVISION (hereinafter referred to as “AGREEMENTS”) shall be assigned by the relevant SELLER to PURCHASER (as set out in Section 4 par. 1. through 6. and 8.), which accept such assignment, with economic effect as of the EFFECTIVE DATE, by way of assumption of contract (Vertragsübernahme) or, if applicable, any equivalent method under foreign law.

2.	If an AGREEMENT cannot be transferred to the PURCHASER without the consent, waiver or a comparable action, including the exercise of a special termination right (hereinafter collectively referred to as “APPROVAL“), of one or several third parties, the following applies:
a)	This Business Transfer Agreement does not constitute an assignment or attempted assignment of the respective AGREEMENT.

b)	Upon demand of PURCHASER, the relevant SELLER together with

PURCHASER shall use its best efforts to obtain such APPROVAL.

c)	Until the respective agreement is concluded anew or assigned with economic effect as of the EFFECTIVE DATE the following applies:
aa)	The relevant SELLER continues the respective AGREEMENT as trustee for PURCHASER, passes each payment on to PURCHASER which it receives on the basis of the respective AGREEMENT and (to the extent legally admissible) supports PURCHASER on PURCHASER’S costs to enable PURCHASER to exercise and enforce the rights arising out of the respective AGREEMENT.

bb)	PURCHASER continues the respective AGREEMENT in accordance with the contractual terms as subcontractor of the relevant SELLER.
d)	If and to the extent it is legally not permissible to perform the respective AGREEMENT for PURCHASER as trustee and / or as subcontractor the following applies:
aa)	This Business Transfer Agreement does neither stipulate that the relevant SELLER is a trustee for PURCHASER nor that PURCHASER is a subcontractor of the relevant SELLER.

bb)	The relevant SELLER and PURCHASER shall use their best efforts to establish the legally admissible condition which would exist if the rights and obligations arising out of the respective AGREEMENT would have been assigned to PURCHASER with economic effect as of the EFFECTIVE DATE.
Section 9
Employees
1.	As regards the GERMAN DIVISION, the UK DIVISION, the FRENCH DIVISION and the SINGAPORE DIVISION, the respective SELLER and PURCHASER agree that pursuant to Section 613a German Civil Code –

“BGB” – or the similar provision under the respective other jurisdictions, the employment agreements of the employees to be transferred will apply after the CLOSING DATE as if they had been originally concluded between PURCHASER and the transferring employees.

2.	As regards the GERMAN DIVISION, the UK DIVISION, the FRENCH DIVISION and the SINGAPORE DIVISION, the respective SELLER and PURCHASER will as soon as possible after the signing of this Business Transfer Agreement issue a joint notification to the transferring employees on the transfer pursuant to Section 613a Subsection 5 BGB or the similar provision under the respective other jurisdictions and will use their best efforts to effect such transfer. As regards the employees of the US DIVISION, the PARTIES will as soon as possible after the signing of this Business Transfer Agreement inform the respective employees about the transaction contemplated by this Business Transfer Agreement.

3.	As regards the GERMAN DIVISION, the UK DIVISION, the FRENCH DIVISION and the SINGAPORE DIVISION apart from the employees who object to the transfer, SELLER I assumes on behalf of PURCHASER the responsibility as employer of the transferring employees of the GERMAN DIVISION, the UK DIVISION, the FRENCH DIVISION and the SINGAPORE DIVISION for the time period as from the beginning of the EFFECTIVE DATE until the expiry of the CLOSING DATE.
Section 10
Delimitation Provision
1.	According to the mutual agreement of the SELLERS on the one hand and PURCHASER and REAL ESTATE PURCHASER on the other hand the DIVISION transfers economically as of the beginning of the EFFECTIVE DATE.

2.	If and to the extent not otherwise agreed in this Business Transfer Agreement, all profits and expenses which have to be attributed to the DIVISION until the expiry of December 31, 2006, shall be for the benefit or account of the SELLERS whereas all profits and expenses which have to be attributed to the DIVISION as from the beginning of January 1, 2007, 00:00, shall be for the benefit or account of PURCHASER.

3.	To the extent and for as long as profits and expenses are not received or borne by the SELLERS and PURCHASER in accordance with the delimitation provision pursuant to Section 10 par. 2. above, SELLER I and PURCHASER shall inform each other in writing without undue delay (unverzüglich) and shall submit the respective evidence.

4.	If and to the extent that no agreement on the allocation of the profits and expenses pursuant to Section 10 par. 2. can be reached between SELLER I and PURCHASER within four weeks after SELLER I has informed PURCHASER or PURCHASER has informed SELLER I pursuant to Section 10 par. 3., SELLER I and PURCHASER shall without undue delay (unverzüglich) after the expiry of the period mandate a recognized accounting firm (hereinafter referred to as the “EXPERT AUDITOR”) for a binding clarification. In the event that no agreement between SELLER I and PURCHASER can be reached on the EXPERT AUDITOR, then the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer e.V.) in Düsseldorf determines with binding effect the EXPERT AUDITOR after the respective motion of either SELLER I or PURCHASER. The EXPERT AUDITOR shall, to the extent possible, be experienced in the automation industry. The EXPERT AUDITOR shall
(i)	act as an expert (Schiedsgutachter) and not as an arbitrator;

(ii)	be entitled to determine the conduct of proceedings and shall give SELLER I and PURCHASER adequate opportunity to present their arguments;

(iii)	be entitled to decide on the interpretation of this Business Transfer Agreement to the extent relevant for his decision;

(iv)	render a written reasoned decision;

(v)	in his decision, on the allocation of profits and expenses to the extent they are in dispute, provided that he shall not reach conclusions beyond the position of SELLER I and the position of PURCHASER, in each case as stated in the proceedings; and

(vi)	determine the allocation of the costs of the proceedings

between SELLER I and PURCHASER, provided that each PARTY shall fully bear the costs of its own advisors, and that the fees and disbursements of the EXPERT AUDITOR and all other costs shall be allocated between SELLER I and PURCHASER based on the extent to which each side prevailed with its position (Sections 91 et seq. of the German Code of Civil Procedure).
5.	If and to the extent that profits or expenses have to be attributed to, or have to be borne by, the other PARTY pursuant to the delimitation provision in Section 10 par. 2. and either an agreement has been reached between SELLER I and PURCHASER or the EXPERT AUDITOR has decided with binding effect pursuant to Section 10 par. 4. above, the payment of profits or the assumption of expenses has to occur within ten BANKING DAYS after an agreement between SELLER I and PURCHASER has been reached or after the binding decision of the EXPERT AUDITOR, as the case may be. Partial invoices and partial payments shall be admissible.

6.	If and to the extent that a payment pursuant to Section 10 par. 5. has not occurred within ten BANKING DAYS, interest for default shall be due. The interest period starts on the day on which pursuant to Section 10 par. 5. the payment of profits or the assumption of expenses should have occurred. Section 5 par. 5. shall be applicable mutatis mutandis.
Section 11
Representations and Warranties of SELLER I with respect to the ASSETS
(other than the US REAL ESTATE)
1.	SELLER I hereby represents and warrants to PURCHASER with respect to the ASSETS (which term shall, for the purposes of this par. 1., be limited to tangible and current assets, low-value assets and spare parts for machines and mechanical equipment) and the leased operational equipment of SELLERS I, III, IV, V and VI (hereinafter collectively referred to as the “OPERATIONAL SELLERS”), respectively, the following:
a)	The OPERATIONAL SELLERS, respectively, are the owners of the ASSETS. As of the CLOSING DATE, the ASSETS will be free from encumbrances, charges, pledges, liens, or any other rights of third parties

- except for reservations of title entered into in the ordinary course of business. With the ASSETS, the business can be continued in substantially the same manner as it was carried on in the 12 months prior to the CLOSING DATE subject to the contracts mentioned in Section 19 being implemented.

b)	The leased operational equipment of the DIVISION is used by the SELLERS on the basis of valid lease agreements and such lease agreements have neither been terminated nor otherwise been cancelled.

c)	All items of the ASSETS and the leased operational equipment are in good operating condition with the exception of ordinary wear and tear and have been regularly maintained; the necessary construction, engineering and safety inspections have been carried out with regard thereto.

d)	Except for those listed in Exhibit 11.1.d), the inventory and the products comply with the EU Directive on RoHS.
2.	SELLER I hereby represents and warrants to PURCHASER with respect to the AGREEMENTS the following:
a)	Except for the agreements listed in Exhibit 11.2.a) all AGREEMENTS entered into by the OPERATIONAL SELLERS or LAC GMBH, respectively, have – to the extent provided for in the respective AGREEMENT – been performed in all material respects (im wesentlichen) in proper form by the respective OPERATIONAL SELLERS themselves as well as by the respective contractual counterparties. Each party to such AGREEMENT has in all material respects (im wesentlichen) complied with the terms of the AGREEMENT and there is no substantial breach of such an AGREEMENT.

b)	No AGREEMENT may be terminated prematurely by a contractual counterparty of the OPERATIONAL SELLERS or LAC GMBH, respectively, as a result of the sale of the DIVISION.
3.	SELLER I hereby represents and warrants to PURCHASER with respect to the employees and the managing directors of the DIVISION the following:

a)	As regards the DIVISION Exhibit 11.3.a) lists all employees, including members of management, of all of the OPERATIONAL SELLERS providing as of the EFFECTIVE DATE details on age, date of joining the DIVISION, current annual salary, membership of the works council, disability and applicable termination notice periods.

b)	None of the OPERATIONAL SELLERS has — except for the contracts listed in Exhibit 11.3.b1) — amended or terminated any of the contracts with its respective employees pursuant to Exhibit 11.3.a) with effect after the EFFECTIVE DATE. Additionally, the OPERATIONAL SELLERS have only entered into the contracts with employees listed in Exhibit 11.3.b2), which take effect after the EFFECTIVE DATE.

c)	The OPERATIONAL SELLERS are subject to collective bargaining agreements, which are listed in Exhibit 11.3.c). The OPERATIONAL SELLERS are only subject to the shop agreements listed in Exhibit 11.3.c). Save for customary regional holidays, none of the OPERATIONAL SELLERS is subject to any company practices (betriebliche Übungen) accounting for an amount exceeding EUR 1,000 (in words: Euro one thousand) per employee and calendar year. All of the afore mentioned applies only to the extent applicable to the respective OPERATIONAL SELLER.

d)	Save for the exceptions listed in Exhibit 11.3.d) none of the OPERATIONAL SELLERS is under any obligation to pay profit shares or other bonuses of any kind.

e)	Save for the exceptions listed in Exhibit 11.3.e) none of the OPERATIONAL SELLERS is under any commitment to offer or provide any general or individual retirement benefits.

f)	The OPERATIONAL SELLERS or LAC GMBH, respectively, have paid in full when due, or made sufficient provisions reported in the FINANCIAL STATEMENT or in the annual financial statements of SELLERS III, IV, V and VI (hereinafter collectively referred to as the “SUBSIDIARY FINANCIAL STATEMENTS”, which are attached hereto as Exhibit 11.3.f), respectively, for, all salaries, overtime premiums, bonuses, vacation allowances, retirement benefits and any other direct or indirect compensation or benefits due and payable or owed to the management or current or former employees.
g)	The OPERATIONAL SELLERS or LAC GMBH, respectively, have claimed the rights in all notified employee inventions within the time limits prescribed by law. All payments due under the respective employee invention laws for used inventions have been made.

h)	Except as set forth otherwise in Exhibit 11.3.h) no current KEY EMPLOYEE of any of the OPERATIONAL SELLERS or LAC GMBH, respectively, pertaining to the DIVISION has notified any of the OPERATIONAL SELLERS or LAC GMBH, respectively, (being the employer) in writing of his or her intention to terminate his/her employment relationship, and none of the OPERATIONAL SELLERS or LAC GMBH, respectively, has a reason to believe that any KEY EMPLOYEE wishes to terminate his/her employment relationship prematurely. For the purposes of this par. 3. lit. h), “KEY EMPLOYEE” shall mean any person listed in Exhibit 11.3.h).

i)	All the employees transferred from LUMBERG HOLDING or any of its affiliates (other than the SELLERS) to one of the OPERATIONAL SELLERS in the last 6 months prior to the CLOSING DATE had worked predominantly for the DIVISION in the last 12 months prior to being transferred.

j)	No managing director of any of the SELLERS has a still valid employement agreement that can be re-activated if his respective contract as managing director comes to an end.
4.	SELLER I hereby represents and warrants to PURCHASER with respect to patents, trademarks, domain names and other industrial property rights, including know-how, whereas hardware and software-licenses of any kind shall be excluded, (hereinafter collectively referred to as “INTELLECTUAL PROPERTY RIGHTS“) of the DIVISION the following:
a)	The OPERATIONAL SELLERS, respectively, are (or will on the CLOSING DATE be) the owners of the INTELLECTUAL PROPERTY RIGHTS as listed in Exhibit 11.4.a).

b)	Except for those listed in Exhibit 11.4.b) the OPERATIONAL SELLERS, respectively, do not use INTELLECTUAL PROPERTY RIGHTS of third parties.

c)	The INTELLECTUAL PROPERTY RIGHTS listed in Exhibits 11.4.a) and 11.4.b) represent conclusively all INTELLECTUAL PROPERTY RIGHTS used by the DIVISION currently and / or in the last 24 months prior to the CLOSING DATE if and to the extent the respective INTELLECTUAL PROPERTY RIGHT was in place during the last 24 months prior to the CLOSING DATE. To the best knowledge of the OPERATIONAL SELLERS, the INTELLECTUAL PROPERTY RIGHTS are not subject to any pending (rechtshängig) proceedings for opposition, cancellation, revocation or rectification which, if adversely determined, may negatively affect the operation of the DIVISION taken as a whole, and to OPERATIONAL SELLERS’ best knowledge, no such proceedings have been threatened in writing.

d)	To the best knowledge of SELLER I, and except as disclosed in Exhibit 11.4.d), (i) none of the OPERATIONAL SELLERS does infringe INTELLECTUAL PROPERTY RIGHTS of third parties and (ii) the INTELLECTUAL PROPERTY RIGHTS listed in Exhibit 11.4.a) are not infringed by third parties.

e)	All of the OPERATIONAL SELLERS have timely made all payments as may be required to register and to maintain registration, taken all other measures, in particular timely and exhaustively taken any related legal action to maintain and protect their own INTELLECTUAL PROPERTY RIGHTS listed in Exhibit 11.4.a).

f)	With respect to INTELLECTUAL PROPERTY RIGHTS of third parties as listed in Exhibit 11.4.b), all of the OPERATIONAL SELLERS have, to the extent required, completely and timely made all payments.

g)	With respect to their own INTELLECTUAL PROPERTY RIGHTS as listed in Exhibit 11.4.a) none of the OPERATIONAL SELLERS has granted any licenses to third parties.
5.	SELLER I hereby represents and warrants to PURCHASER with respect to the business operation of the DIVISION the following:

a)	The OPERATIONAL SELLERS, respectively, have in particular the insurance coverage listed in Exhibit 11.5.a). All premiums due for such insurance policies have been duly paid or delineated pro rata temporis.

b)	The business operations of the OPERATIONAL SELLERS do not infringe any rights of third parties, either based on public or private law. All of the OPERATIONAL SELLERS have all essential public permits and licenses required for their business operations. The business operations are materially run in compliance with such permits, licenses and their ancillary clauses (Nebenbestimmungen) as well as any other public law of any kind. No investigation or enquiry of the respective authorities and staff associations (Berufsgenossenschaften) is pending.

c)	Subject to the contracts in Section 19 being implemented, the OPERATIONAL SELLERS are in lawful possession of, or have a valid usage license for, or have aquired, lawful ownership of all IT necessary to carry on the business of the respective OPERATIONAL SELLER in substantially the same manner in which it was carried on in the 12 months prior to the CLOSING DATE.

d)	Except for the REAL ESTATE none of the OPERATIONAL SELLERS has received subsidies which may be reclaimed by the granting authorities.

e)	Except for the customers listed in Exhibit 11.5.e) during the last 12 months prior to the signing of this Business Transfer Agreement the DIVISION has not lost any major customer or supplier. Major customer or supplier shall mean any customer or supplier with whom the DIVISION had in 2006 a net turnover of EUR 200,000.
6.	SELLER I hereby represents and warrants to PURCHASER with respect to legal disputes and contractual non-compete obligations the following:
a)	To the best knowledge of the OPERATIONAL SELLERS or LAC GMBH, respectively, except for the legal disputes listed in Exhibit 11.6.a) none of the OPERATIONAL SELLERS or LAC GMBH, respectively, is a party to any court, formal, administrative or other legal proceeding whether as plaintiff, defendant or in any other respect.

b)	None of the OPERATIONAL SELLERS or LAC GMBH, respectively, has been threatened with legal action within the meaning of Section 11 par. 6. lit. a).

c)	None of the OPERATIONAL SELLERS or LAC GMBH, respectively, is subject to contractual non-compete obligations vis-à-vis third parties.

d)	Except as disclosed in Exhibit 11.6.d), in a 3-year period prior to the CLOSING DATE, in the USA the DIVISION has not received in writing in connection with any product manufactured, sold or distributed by it
(i)	any claim regarding personal injury or death, or

(ii)	any claim regarding property damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case with an amount in dispute exceeding EUR 50,000 (in words: fifty thousand Euros)
other than claims which were resolved at the business level by credit or replacement of goods or allowance therefor.
7.	SELLER I hereby represents and warrants to PURCHASER with respect to insolvency proceedings the following:
a)	No insolvency proceedings in relation to the ASSETS of any of the OPERATIONAL SELLERS have been applied for, are currently pending or have been refused due to an insufficiency of assets.

b)	There are no facts that would justify the petition for insolvency proceedings or the challenge of the sale of the GERMAN DIVISION to PURCHASER pursuant to the Insolvency Code (Insolvenzordnung) or the Creditors Avoidance of Transfers Act (Anfechtungsgesetz).

c)	The statements made in Sections 2.1. through 2.6. are true and correct.
8.	SELLER I hereby represents and warrants to PURCHASER that none of the OPERATIONAL SELLERS is subject to any obligation to pay a fee to a broker, agent, or any other third party with respect to the transactions contained in this Business Transfer Agreement for which PURCHASER will be liable.
9.	SELLER I hereby represents and warrants to PURCHASER that during the period between December 31, 2006 and the date hereof the businesses of the OPERATIONAL SELLERS with respect to the DIVISION have been properly continued in keeping with sound business practices and in the ordinary course of business, including the principle of continuity (Grundsatz der Kontinuität).
a)	In particular for that period the following applies:
aa)	Any expenses incurred by the DIVISION have been at arm’s length and in the ordinary course of business unless otherwise provided for in lit. bb) through lit. ee).

bb)	Except for corporate restructuring matters and the transaction contemplated herein, any dealings with LUMBERG HOLDING or any of its affiliates (other than the SELLERS) have not exceeded the average value of such dealings for the same period in 2005 or 2006 with LUMBERG HOLDING or such affiliate, as the case may be.

cc)	SELLERS have not carried out or effected any material capital expenditures or other material investements in excess of those amounts already approved in any relevant budget or capital expenditure plan of the SELLERS.

dd)	SELLERS have not declared, made or paid any dividends or distributions (other than the distribution of profits of time periods until and including December 31, 2006 to the extent such distributions have been made with cash existing on December 31, 2006) to LUMBERG HOLDING or any of its affiliates (other than a SELLER).

ee)	Any documentation in connection with insurance claims has been filed properly and in a timely manner with the respective insurance company. SELLERS have taken all measures that can be expected from a reasonable businessman in order to maintain their respective insurance claims.

b)	The FINANCIAL STATEMENT and the SUBSIDIARY FINANCIAL STATEMENTS have been prepared in accordance with generally accepted accounting principles in the respective jurisidiction. They represent truly and fairly the assets status as of the effective date and for the reporting period of the FINANCIAL STATEMENT and the SUBSIDIARY FINANCIAL STATEMENTS, respectively, within the meaning of the applicable accounting principles.
10.	SELLER I hereby represents and warrants to PURCHASER that to its best knowledge the information provided in this Business Transfer Agreement with respect to the ASSETS is complete and accurate.

11.	SELLER I hereby represents and warrants to PURCHASER that the Exhibits 11.1.d) through 11.6.d) are complete and accurate.

12.	All of the above mentioned representations and warranties are given by way of an independent guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 Subsection 1 BGB as of the day of signing as well as of the CLOSING DATE, unless the respective representation and warranty explicitly refers to another date or period.

13.	Subject to SELLERS’ representations and warranties, PURCHASER agrees to accept the ASSETS in the condition they are in on the day of signing as well as on the CLOSING DATE and acknowledges that SELLERS make no further representations and warranties which exceed the ones made in Section 11 par. 1. through 11. above. PURCHASER acknowledges furthermore that SELLERS make no representations and warranties with respect to any strategies, projections, estimates, budgets pertaining to the DIVISION and/or the revenue or result of the DIVISION unless the above mentioned representations and warranties provide otherwise.
Section 12
Representations and Warranties of SELLER II with respect to the REAL
ESTATE and of SELLER VI with respect to the US REAL ESTATE
1.	SELLER II hereby represents and warrants to REAL ESTATE PURCHASER with respect to the REAL ESTATE the following:

a)	The excerpt of the land register attached hereto as Exhibit 3.6. is complete and accurate.

b)	The REAL ESTATE is free from any encumbrances to be registered in the land register except for the encumbrances shown in the excerpt of the land register.

c)	SELLER II is not aware of any public charges (Baulasten) to the REAL ESTATE.

d)	SELLER II is not aware of any encumbrances which do not have to be registered with the land register.

e)	With respect to environmental issues all applications required have been filed and the respective necessary administrative approvals have been granted by the competent authorities. All of the buildings, structures, other improvements and fixtures of the REAL ESTATE conform in all material respects to applicable health, fire, safety, zoning and building laws and ordinances and administrative regulations.

f)	All of the buildings, structures, other improvements and fixtures of the REAL ESTATE are in a good working condition and repair, normal wear and tear excepted.

g)	All development measures under the pertinent construction codes, the building planning and permit ordinances and similar laws (Erschließungsmaßnahmen) with regard to the REAL ESTATE have been fully paid for.

h)	To the best knowledge of SELLER II all information made available in this Business Transfer Agreement with respect to the REAL ESTATE is complete and accurate.
2.	SELLER VI hereby represents and warrants to PURCHASER with respect to the REAL ESTATE owned by it, registered in its name and located at 14121 Justice Road, Midlothian, VA 23113, USA (hereinafter referred to as the ”US REAL ESTATE”) the following:

a)	The legal description for the US REAL ESTATE as attached hereto as Exhibit 12.2.a) is complete and accurate.

b)	The US REAL ESTATE is free from any encumbrances to be registered in the register of deeds office except for the encumbrances shown in the register of deeds office.

c)	SELLER VI is not aware of any easements, set-backs or other encumbrances on the US REAL ESTATE other than disclosed in the title commitment.

d)	SELLER VI is not aware of any encumbrances which do not have to be registered with the register of deeds office.

e)	With respect to environmental issues all applications required have been filed and the respective necessary administrative approvals have been granted by the competent authorities. All of the buildings, structures, other improvements and fixtures of the US REAL ESTATE conform in all material respects to applicable health, fire, safety, zoning and building laws and ordinances and administrative regulations.

f)	All of the buildings, structures, other improvements and fixtures of the US REAL ESTATE are in a good working condition and repair, normal wear and tear excepted.

g)	All development measures under the pertinent construction codes, the building planning and permit ordinances and similar laws with regard to the US REAL ESTATE have been fully paid for.

h)	To the best knowledge of SELLER VI all information made available in this Business Transfer Agreement with respect to the US REAL ESTATE is complete and accurate.
3.	All of the above mentioned representations and warranties are given by way of an independent guaranty (selbständiges Garantieversprechen) within the meaning of Section 311 Subsection 1 BGB as of the day of signing as well as of the CLOSING DATE, unless the respective representation and warranty explicitly refers to another date or period.

4.	Subject to SELLERS’ representations and warranties, REAL ESTATE PURCHASER agrees to accept the REAL ESTATE and PURCHASER agrees to accept the US REAL ESTATE in the condition they are in on the day of signing as well as on the CLOSING DATE and acknowledges that SELLERS make no further representations or warranties which exceed the ones made in Section 12 par. 1. and par. 2. above. Therefore, the REAL ESTATE and the US REAL ESTATE are sold in the condition known and in particular without any guaranty as to a certain content of the area or a certain constitution. No SELLER shall be liable for any visible or invisible defects as to quality of any kind unless a representation or warranty is given for such a defect.
Section 13
Representations and Warranties of PURCHASER
1.	PURCHASER hereby represents and warrants to SELLERS the following:
a)	PURCHASER has or will have on the CLOSING DATE sufficient funds to be in a position to pay the PURCHASE PRICE and the FIXED INTEREST on the CLOSING DATE in the full amount.

b)	PURCHASER acquires the ASSETS and REAL ESTATE PURCHASER acquires the REAL ESTATE in each case for its own account and on its own behalf. In this respect PURCHASER and REAL ESTATE PURCHASER neither intend to conclude nor have they concluded any non-binding or binding agreements to sell the ASSETS or the REAL ESTATE prior to the expiry of three years after the CLOSING DATE to one or several third parties.

c)	PURCHASER and REAL ESTATE PURCHASER have made extensive examinations in connection with the subject matters of the agreement pursuant to Section 3. above. They are aware of the chances and risks which are associated with the conclusion of this Business Transfer Agreement. Neither PURCHASER nor REAL ESTATE PURCHASER has actual knowledge that one or several of the representations and warranties made by SELLERS in Sections 11 and 12 of this Business Transfer Agreement are incorrect and / or incomplete.

2.	All of the above mentioned representations and warranties are given by way of an independent guaranty (selbständiges Garantieversprechen) within the meaning of Section 311 Subsection 1 BGB as of the day of signing as well as of the CLOSING DATE, unless the respective representation and warranty explicitly refers to another date or period.
Section 14
Covenants
1.	With respect to the continuation of the business operation of the DIVISION from the signing of this Business Transfer Agreement until the expiry of the CLOSING DATE the following is agreed between the PARTIES:
(i)	The SELLERS shall continue the business operations of the DIVISION in the ordinary course of business and shall not carry out any legal transactions or measures which deviate from the ordinary course of business. Beyond this, any liability of the SELLERS as regards the continuation of the operations of the DIVISION shall, to the extent permissible, be excluded;

(ii)	any expenses incurred by the DIVISION shall be at arm’s length and in the ordinary course of business;

(iii)	any dealings with LUMBERG HOLDING or any of its affiliates (other than the SELLERS) shall not exceed the average value of such dealings for the same period in 2005 or 2006 with LUMBERG HOLDING or such affiliate, as the case may be;

(iv)	to the extent permitted by law, SELLER I shall consult with PURCHASER with respect to all material decisions in connection with the business operation of the DIVISION;

(v)	SELLERS shall, after prior written notice, grant PURCHASER and third parties which are mandated by PURCHASER and bound by professional secrecy access to the operational, office and business sites of the DIVISION as well as to any agreements, books and other documents relating to the DIVISION;

(vi)	SELLERS shall not carry out or effect any material capital expenditures or other material investments in excess of those amounts already approved in any relevant budget or capital expenditure plan of the SELLERS as disclosed to PURCHASER prior to the signing date;

(vii)	SELLERS shall continue to make any capital expenditures and investments in accordance with such budget or capital expenditure plan;

(viii)	SELLERS shall maintain all material insurance protection for the business as described in Exhibit 11.5.a) of each of the SELLERS;

(ix)	SELLERS shall not declare, make or pay any dividends or distributions or make any other payments or transfers (Leistungen) to LUMBERG HOLDING or any of its affiliates (other than a SELLER) other than in accordance with the term of existing agreements entered into on arm’s length and disclosed in Exhibit 14.1.i);

(x)	any documentation in connection with insurance policies is to be filed properly and in a timely manner with the respective insurance company. SELLERS shall take all measures that can be expected from a reasonable businessman in order to maintain their respective insurance claims.
2.	The following non-compete and non-solicitation obligations are agreed between the PARTIES:
a)	As from the CLOSING DATE the SELLERS shall for a period of three years refrain on a worldwide basis from any activity in the field of the DIVISION in which they are active until the CLOSING DATE due to which they would directly or indirectly compete with PURCHASER. SELLER I shall procure that LUMBERG HOLDING and each of its affiliates (other than a SELLER) and associated persons in the sense of Section 15 AO adheres to the aforementioned not-compete obligation as if it were itself bound by it.

b)	If any of those mentioned in Section 14 par. 2. lit. a) breach the non-compete obligation pursuant to Section 14 par. 2. lit. a) by culpable conduct and if it continues this culpable breach despite a dissuasion by PURCHASER, SELLER I shall pay to PURCHASER for each case of the breach a contractual penalty in the amount of EUR 250,000 (in words: Euro two hundred fifty thousand). If the culpable breach continues, SELLER I has to pay a further contractual penalty in the amount of EUR 250,000 (in words: Euro two hundred fifty thousand) for each further month in which the breach occurs. The plea of continued offence (Fortsetzungszusammenhang) shall be excluded. The right of PURCHASER to claim further damages and injunctive relief shall remain unaffected. In this case the contractual penalties shall be taken into account for such damage claim.
c)	SELLERS hereby undertake, and shall procure that LUMBERG HOLDING and also its current affiliates (other than the SELLERS) undertake, for a period of two years commencing on the CLOSING DATE, not actively to solicit (directly or through third parties) any employees of the DIVISION.
3.	With respect to the use of trade names a trademark delimitation agreement is attached hereto as Exhibit 14.3.a).

4.	With respect to the employees of SELLER I listed in Exhibits 11.3.a) and 11.3.b2) it is agreed between the PARTIES that PURCHASER shall not take any labor law measures (except for terminations for cause (außerordentliche Kündigung) or in case of a significant downturn of the business of the GERMAN DIVISION) in relation to the transferring employees which become effective within 12 months after the CLOSING DATE.

5.	With respect to access to information the PARTIES agree to the following: After the CLOSING DATE PURCHASER shall grant the SELLERS, their representatives and agents access to all written documents as well as access to employees, agents and advisors of PURCHASER to the extent such access shall be required for the SELLERS to carry out legal transactions or measures or to make any declarations with respect to the business operation of the DIVISION prior to the CLOSING DATE. In this connection PURCHASER shall allow the SELLERS to make photocopies. PURCHASER shall be obliged to keep the respective documents completely and in proper form.

6.	With respect to the clearance of the MERGER by the German Federal Cartel Office the following is agreed between the PARTIES:

a)	PURCHASER shall be responsible that all applications, filings, and other declarations (hereinafter collectively referred to as “NOTIFICATIONS“) vis-à-vis the German Federal Cartel Office are complete and that they will be filed without undue delay (unverzüglich) in any case, however, within the applicable statutory time limit after conclusion of this Business Transfer Agreement. Such NOTIFICATIONS shall be made by PURCHASER on behalf of itself and REAL ESTATE PURCHASER and, upon SELLER I’s request, also on behalf of SELLERS.

b)	The SELLERS shall closely cooperate with PURCHASER in the preparation of the NOTIFICATIONS and the execution of the proceedings. The SELLERS and PURCHASER shall mutually provide each other without undue delay with copies of all correspondence with the German Federal Cartel Office as well as all resolutions and other decisions of the German Federal Cartel Office. The SELLERS and PURCHASER shall closely cooperate in possible discussions or negotiations with the German Federal Cartel Office and shall jointly use their best efforts that the MERGER will be cleared.

c)	In case that the clearance is only granted subject to compliance with specific conditions (Auflagen oder Bedingungen) to be imposed upon PURCHASER or REAL ESTATE PURCHASER, PURCHASER or, respectively, REAL ESTATE PURCHASER shall accept such conditions (Auflagen oder Bedingungen) unless they cause an unreasonable hardship to PURCHASER or, respectively, REAL ESTATE PURCHASER.

d)	No PARTY shall be under any obligation to appeal any decision of the German Federal Cartel Office.
7.	With respect to legal transactions, unilateral declarations or measures of other governmental authorities it is hereby agreed between the PARTIES that Section 14 par. 6. shall apply mutatis mutandis.

8.	Prior to the CLOSING DATE, the SELLERS shall use commercially reasonable efforts to obtain all required third-party consents necessary for the assignment by the relevant SELLER to PURCHASER of any contracts, licenses (other than non-transferable licenses). PURCHASER shall cooperate reasonably with the SELLERS in obtaining such consents, including, without limitation, possible written assumptions thereof by the PURCHASER.

9.	For a period of two years following the CLOSING DATE, SELLER I shall maintain its D&O insurance coverage in the same form as prior to the CLOSING DATE.
Section 15
Liability
1.	In the event that one or more of the representations or warranties made by the respective SELLERS in Sections 11 and 12 prove to be inaccurate or incomplete, then PURCHASER may require SELLER I to put PURCHASER or, respectively, REAL ESTATE PURCHASER into the position it would have been, had such representation and warranty been accurate and complete. If SELLER I fails to bring about such position within two months from the receipt of PURCHASER’s written demand pursuant to the preceding sentence, PURCHASER may, subject to the limitations set out in lit.a) through lit.d) and par. 2. below, demand cash damages from SELLER I for non-performance (Schadensersatz in Geld wegen Nichterfüllung). SELLER I’s obligation to pay cash damages shall be limited as follows:
a)	In a first step, each individual claim of PURCHASER shall only be taken into account if and to the extent it exceeds the amount of EUR 50,000 (in words: Euro fifty thousand) (hereinafter referred to as the “THRESHOLD”); the amount by which an individual claim exceeds the THRESHOLD is hereinafter referred to as the “EXCESS AMOUNT”.

b)	In a second step, all EXCESS AMOUNTS shall be aggregated. PURCHASER may only claim cash damages if the aggregate of all EXCESS AMOUNTS exceeds the amount of EUR 350,000 (in words: Euro three hundred fifty thousand) (hereinafter referred to as the “BASKET”).

c)	If the BASKET is exceeded, then
(i)	all claims in connection with breaches of the representations and warranties pursuant to Section 11 par. 1. lit. a), Section 11 par. 7. and Section 11 par. 9. lit.a) and lit.b) may be asserted in full (i.e. not only to the extent they exceed, in the aggregate, the BASKET – Freigrenze – but subject to lit.d) below), and
(ii)	all other claims may be asserted to the extent such claims (in full and not limited to the EXCESS AMOUNTS) exceed, in the aggregate, the BASKET – Freibetrag – but subject to lit.d) below.
d)	The SELLERS’ liability in accordance with the foregoing shall be limited to (i) 100% of the PURCHASE PRICE for a breach of the representations and warranties pursuant to Section 11 par. 1. lit. a) and Section 11 par. 7., (ii) the maximum amount recoverable from the auditors of the FINANCIAL STATEMENT and the SUBSIDIARY FINANCIAL STATEMENTS for a breach of the representations and warranties pursuant to Section 11 par. 9 lit.b) and (iii) 10% of the PURCHASE PRICE (hereinafter referred to as the “CAP”) as regards any other breaches of representations and warranties contained in this Business Transfer Agreement taken together.
2.	SELLERS shall not be liable under Section 15 par. 1. if and to the extent that:
(i)	the fact rendering the representation and warranty inaccurate and / or incomplete or the damage itself is disclosed to PURCHASER or REAL ESTATE PURCHASER in this Business Transfer Agreement or its Exhibits; or

(ii)	Neither PURCHASER nor REAL ESTATE PURCHASER (including their legal representatives, employees and advisors) has actual knowledge (positive Kenntnis) that one or several of the representations and warranties of the respective SELLERS in Sections 11 and 12 are inaccurate and / or incomplete; or

(iii)	the particular damage has been totally or partially taken into account by depreciation, unscheduled depreciation, depreciation to the lower value, write-down and/or reserves (each of these measures specially relating to such damage) in the FINANCIAL STATEMENT and/or in one, several or all of the SUBSIDIARY FINANCIAL STATEMENTS, respectively; or

(iv)	the damage is diminished or settled by present or future advantages; or

(v)	the damage is actually recovered from a third party in particular from an insurance company; or

(vi)	the damage is the result of a law or regulation being changed, a new law or regulation being introduced or an official directive being issued after the CLOSING DATE; or

(vii)	the SELLERS’ liability is excluded under Section 16.
3.	To the extent permitted by law, any further liability of any SELLER, especially for legal and / or material defects (Rechts- und / oder Sachmängel) is excluded. In particular excluded are, to the extent permitted by law, the rectification of defects (Nacherfüllung) under Sections 437 no. 1, 439 BGB, rescission (Rücktritt vom Vertrag) under Sections 437, no. 2, 440 BGB, purchase price reduction (Minderung des Kaufpreises) under Sections 437, no. 2, 441 BGB and avoidance (Anfechtung) as well as all other legal claims, including those under the legal institutions of c.i.c. and pFV. This shall not apply in case of intentional misconduct or gross negligence attributable to the relevant SELLER.

4.	In the event that one or several of the representations or warranties made by PURCHASER in Section 13 prove to be inaccurate or incomplete, the provisions in Section 15 par. 1. and 3. shall apply mutatis mutandis.

5.	If and to the extent that the SELLERS and / or PURCHASER and / or REAL ESTATE PURCHASER violate the covenants set out in Section 14 par. 1., 4., 5., 6., 7., 8. and 9., that is to say that these are not fulfilled, not completely fulfilled or not fulfilled in due time, the provisions in Section 15 par. 1., 3. and 4. shall apply mutatis mutandis but in such a case neither the BASKET nor the THRESHOLD nor the CAP shall be applicable.

6.	Payments of the SELLERS pursuant to Section 15 par. 1. and/or 5. shall constitute in the internal relationship between the SELLERS on the one hand and PURCHASER and / or REAL ESTATE PURCHASER on the other hand a decrease of the PURCHASE PRICE, whereas payments of PURCHASER pursuant to Section 15 par. 4 and/or 5. shall constitute in the internal relationship between the SELLERS on the one hand and PURCHASER and / or REAL ESTATE PURCHASER on the other hand an increase of the PURCHASE PRICE.
Section 16
Third Party Claims
1.	As soon as PURCHASER or REAL ESTATE PUCHASER gains knowledge of third party claims giving rise to a claim of PURCHASER according to Section 15, PURCHASER shall give SELLER I written notice thereof without undue delay (unverzüglich), specifying the basis of the claim in sufficient detail and attaching copies of any pertinent correspondence exchanged in such matter to date. In the event that the notice is not given without undue delay (unverzüglich) and (i) the SELLERS have therefore no opportunity to appeal the third party claim and (ii) PURCHASER has to make or makes the respective payment to a third party, then PURCHASER or REAL ESTATE PURCHASER shall have no claim pursuant to Section 16.

2.	In the event that SELLER I, without undue delay (unverzüglich) following receipt of PURCHASER’S above-mentioned notice, so determines by way of written notice to PURCHASER, SELLER I is entitled to join or assume responsibility for the defense against the claim; in this case SELLER I may retain legal representation at its own expense and risk. In so far as SELLER I directs the defense against a claim, PURCHASER shall provide SELLER I with or procure such information as SELLER I reasonably requests with respect to the claim and PURCHASER shall further cooperate with SELLER I and its advisors in good faith in order that the claim may be effectively countered. SELLER I shall inform PURCHASER of all developments and events related to the claim and PURCHASER is entitled to retain legal representation at its own expense and attend and participate in any and all negotiations, talks and proceedings related to such claim.

3.	If SELLER I does not direct the defense against a particular claim, the responsibility for both defense and litigation fully rests with PURCHASER. At PURCHASER’s request SELLER I shall cooperate with PURCHASER in good faith in order that the claim may be effectively countered. SELLER I is entitled to retain legal representation at its own expense and to attend and participate in, but not to direct, any and all negotiations, talks and proceedings related to such claim. PURCHASER and REAL ESTATE PURCHASER (as the case may be) undertakes (i) fully to cooperate with SELLER I in the defense against a third party claim, (ii) diligently to conduct the defense with a view to minimizing liability, (iii) not to recognize or settle a third party claim without the prior written approval of SELLER I (which must not be withheld unreasonably), (iv) to grant to the representatives of SELLER I upon satisfactory notice reasonable access during regular business hours to all relevant books and records, other information, (owned or leased) properties and key employees of PURCHASER and REAL ESTATE PURCHASER and (v) to transmit to SELLER I copies of relevant documents at the latter’s request.
Section 17
Indemnifications
1.	If and to the extent that third parties raise a claim against PURCHASER or REAL ESTATE PURCHASER with respect to the business operation of the SELLERS within the DIVISION prior to the EFFECTIVE DATE and unless otherwise agreed upon in this Business Transfer Agreement, SELLER I shall indemnify and hold harmless PURCHASER or, respectively, REAL ESTATE PURCHASER without undue delay (unverzüglich), completely and without reservation (also including taxes outside of Germany or social security contributions).

2.	If and to the extent that third parties raise a claim against one or more of the SELLERS (i) with respect to the business operation of the SELLERS within the DIVISION for the time period as from the beginning of the EFFECTIVE DATE until the expiry of the CLOSING DATE or (ii) with respect to the business operation of PURCHASER within the DIVISION after the CLOSING DATE and unless otherwise agreed upon in this Business Transfer Agreement, PURCHASER shall indemnify and hold harmless the SELLERS without undue delay (unverzüglich), completely and without reservation (also including taxes outside of Germany or social security contributions). As regards the indemnification obligation under (i) this shall only apply, if and to the extent such claim is not the cause of a breach of a warranty or a covenant by any of the SELLERS and has arisen in the ordinary course of business as described in more detail in Section 14 par. 1. above. For the avoidance of doubt the indemnification obligation under (i) shall not apply to taxes on income and transfer taxes that will be triggered by the consummation of the transactions contemplated under this Business Transfer Agreement.
3.	Without limiting the generality of the pre-/post-EFFECTIVE DATE indemnification as described in more detail in Section 17 par. 1. and par. 2. above the following is agreed between the PARTIES:
a)	SELLER I shall indemnify and hold harmless PURCHASER and REAL ESTATE PURCHASER without undue delay (unverzüglich), completely and without reservation from any and all claims a German tax authority may raise against PURCHASER or REAL ESTATE PURCHASER based on Section 75 AO for the period up to but excluding the EFFECTIVE DATE.

b)	As regards the REAL ESTATE and the US REAL ESTATE, SELLER I shall indemnify and hold harmless PURCHASER or, respectively, REAL ESTATE PURCHASER without undue delay (unverzüglich), completely and without reservation from and against all costs and expenses resulting from any damages or environmental contamination which may result in claims of a third party, in particular an authority, irrespective of the kind of the claim, whether it is based on civil, criminal or public law, including but not limited to cease-and-desist claims (Unterlassungsansprüche) and removal claims (Beseitigungsansprüche), if and to the extent the respective damage or environmental contamination has been caused prior to the EFFECTIVE DATE. Such indemnification, however, shall be limited to 15% of the PURCHASE PRICE at maximum.

c)	PURCHASER shall indemnify and hold harmless the SELLERS without undue delay (unverzüglich), completely and without reservation from any claims of those employees of the DIVISION which do not object to the transfer of their employment relationships, if and to the extent these claims arise after the EFFECTIVE DATE. This shall apply in particular, but not limited to any costs, claims, charges, liabilities, damage claims and penalties which arise in connection with a termination or cancellation of the employment relationship of the transferring employees.

d)	If and to the extent that employees have objected to the transfer of their employment relationships, PURCHASER shall indemnify and hold harmless the SELLERS without undue delay (unverzüglich), completely and without reservation from all claims of the employees for the time after the EFFECTIVE DATE including, but not limited to claims of payment of wages, pension claims, social security claims as well as costs which arise in connection with the termination of their employment relationships; in this connection the SELLERS undertake to give notice of termination based on operational reasons without undue delay (unverzüglich) to the next possible termination date vis-à-vis employees which have objected against the transfer of their employment relationships.

e)	PURCHASER shall indemnify and hold harmless the SELLERS without undue delay (unverzüglich), completely and without reservation from any liability with respect to the assumption of the responsibility as employer for the time period as from the EFFECTIVE DATE until the expiry of the CLOSING DATE pursuant to Section 9 par. 3. above.

f)	SELLER I shall indemnify and hold harmless PURCHASER, or, respectively, REAL ESTATE PURCHASER without undue delay (unverzüglich), completely and without reservation from any advisors’s fees relating to corporate restructuring measures and / or the transaction contemplated by this Business Transfer Agreement that have been incurred for services rendered in that respect in the period from the beginning of the EFFECTIVE DATE until the expiry of the CLOSING DATE.
Section 18
Statute of Limitation
1.	PURCHASER’S and REAL ESTATE PURCHASER’S claims pursuant to Section 15 par. 1. for a breach of the representations and warranties in Section 11 par. 1. lit. b) through 6. lit. c) and par. 8., par. 10. and par. 11. above as well as in Section 12 par. 1. and par. 2. shall be time-barred (verjährt) 18 months after the CLOSING DATE.

2.	PURCHASER’S and REAL ESTATE PURCHASER’S claims pursuant to

Section 15 par. 1. for a breach of the representations and warranties in Section 11 par. 1. lit. a), par. 6. lit. d), par. 7. and par. 9. shall be time-barred (verjährt) three years after the CLOSING DATE.

3.	SELLER I’s claims pursuant to Section 15 par. 4. for a breach of the representations and warranties in Section 13 par. 1. shall be time-barred (verjährt) three years after the CLOSING DATE.

4.	The claims pursuant to Section 15 par. 5. for breach of the covenants in Section 14 par. 1., 4., 5., 6., 7., 8., and 9. and the indemnification claims pursuant to Section 17 shall be time-barred (verjährt) three years after the CLOSING DATE except for claims for reimbursement of taxes and social security contributions, which shall become time-barred (verjährt) six months after the respective assessment period has ended (Festsetzungsverjährung).
Section 19
Contracts to be Concluded
1.	On the CLOSING DATE, the PARTIES shall procure that PURCHASER on the one hand and LUMBERG HOLDING and Lumberg Connect GmbH on the other hand enter into the Service Contract attached hereto as Exhibit 19.1..

2.	On the CLOSING DATE, the PARTIES shall procure that PURCHASER on the one hand and SELLER II and LAC GMBH on the other hand enter into the Lease Contract attached hereto as Exhibit 19.2..

3.	On the CLOSING DATE, the PARTIES shall procure that LUMBERG HOLDING and Lumberg Connect GmbH on the one hand and PURCHASER and GUARANTOR on the other hand enter into the trademark delimitation agreement attached hereto as Exhibit 14.3.a).
Section 20
Guarantorship
GURARANTOR hereby assumes all obligations of PURCHASER and REAL ESTATE PURCHASER arising out of this Business Transfer Agreement as jointly and severally liable debtor (Gesamtschuldner).

Section 21
Costs
1.	All costs and transfer taxes which relate to, or result from, the preparation, conclusion and execution of this Business Transfer Agreement, including the notarial costs as well as the costs which arise in connection with the fulfillment of all CLOSING CONDITIONS shall be borne by PURCHASER, to the extent Section 21 par. 2. does not provide otherwise.

2.	Each PARTY shall bear the costs of its advisors.
Section 22
Final Provisions
1.	The Exhibits attached to this Business Transfer Agreement

3.3.	FINANCIAL STATEMENT
3.4.1.	UK ASSETS
3.4.2.	FRENCH ASSETS
3.4.3.	SINGAPORE ASSETS
3.4.4.	US ASSETS
3.6.	Extract from Land Register
5.4.b)	Escrow Agreement
7.2.a1)	German Transfer Deed (Draft)
7.2.a2)	German Transfer Deed CZ (Draft)
7.2.b)	UK Transfer Deed (Draft)
7.2.c)	French Transfer Deed (Draft)
7.2.d)	Singapore Transfer Deed (Draft)
7.2.e)	US Transfer Deed (Draft)
7.2.f)	Conveyance (Auflassung) (Draft)
11.1.d)	RoHS Compliance
11.2.a)	Non Performing Agreements
11.3.a)	Employees (as of the EFFECTIVE DATE)
11.3.b1)	Amended or Terminated Employment Agreements
11.3.b2)	New Employment Agreements
11.3.c)	Collective Bargaining Agreements and Shop Agreements

11.3.d)	Profit Shares and Other Bonuses
11.3.e)	Retirement Benefits
11.3.f)	SUBSIDIARY FINANCIAL STATEMENTS
11.3.h)	KEY EMPLOYEES
11.4.a)	Own INTELLECTUAL PROPERTY RIGHTS
11.4.b)	Third Party INTELLECTUAL PROPERTY RIGHTS
11.4.d)	Infringement of INTELLECTUAL PROPERTY RIGHTS
11.5.a)	Insurance Coverage
11.5.e)	Loss of Major Customers or Suppliers
11.6.a)	Legal Disputes
11.6.d)	US Claims
12.2.a)	Legal Description US REAL ESTATE
14.1.a)	Inter Company Dealings
14.3.a)	“Lumberg” Name
19.1.	Service Contract
19.2.	Lease Contract
are an integral part hereof. Except for the Exhibits 5.4.b), 14.3.a), 19.1., 19.2. and the addendum to Exhibit 3.4.4., the Exhibits shall be an integral part of the reference deed (A 544 / 2007 and A 545 / 2007 of the undersigned notary), for which the reading requirement is waived.
2.	This Business Transfer Agreement shall be exclusively governed by the laws of the Federal Republic of Germany under exclusion of the UN Convention on Contracts for the International Sale of Goods.

3.	Legal disputes among the PARTIES or their respective legal successors concerning the validity or object hereof shall be exclusively and finally settled by an arbitration tribunal in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.– DIS). Proceedings are conducted in the German language.

4.	There are no subsidiary or side agreements to this Business Transfer Agreement. Any supplements or amendments to this Business Transfer Agreement, including the waiver of this provision, shall be made in writing and shall expressly refer to this Business Transfer Agreement unless a stricter form is required.

5.	The PARTIES hereto shall keep in strict confidence all information related to the content, the execution and the implementation of this Business Transfer Agreement and shall not disclose such information to third parties unless required by legal regulations, a binding court decision or as far as confidential information is provided to advisors of the PARTIES being subject to professional secrecy. Public announcement in connection with this Business Transfer Agreement shall be coordinated between the PARTIES in advance.

6.	Unless otherwise agreed in this Business Transfer Agreement, neither PARTY shall be entitled to assign or transfer individual rights and obligations arising out of this Business Transfer Agreement or the position as PARTY altogether to one or several third parties if the written consent of all other PARTIES for such assignment or transfer is not obtained in advance.

7.	All notices and other communications in connection with this Business Transfer Agreement shall be made in writing and must be dispatched by courier, registered mail (return receipt requested) or facsimile to the address below:

To the SELLERS:	Lumberg Holding GmbH & Co.KG
Attn: Mr Elmar Berghaus
Mr Wilhelm Helbert
Im Gewerbepark 2
58579 Schalksmühle
Germany
Fax: +49 2355 83 206
Fax: + 49 2355 83 415

with copies sent to:	Hölters & Elsing
Attn: Dr. Stefan Weinheimer
Immermannstraße 40
40210 Düsseldorf
Germany
Fax: +49 211 36787 234

and

Markus GmbH Köchling & Cie.
Attn: Rolf Köchling
Freiherr-vom-Stein-Straße 24-26

60323 Frankfurt
Fax: +49 69 1728 99 22

To PURCHASER, REAL ESTATE
PURCHASER and / or GUARANTOR:	Belden Europe B.V.
Attn: Mr Henk Derksen
Edisonstraat 9
5928 Venlo
The Netherlands
Fax: +31 77 3878 501;

with copies sent to:	PPR & PARTNER
Attn: Dr. Theo Rauh
Königsallee 70
40212 Düsseldorf
Germany
Fax: +49 211 828 929 29
8.	Each SELLER, other than SELLER I, hereby grants power of attorney to SELLER I to act as its agent in connection with the implementation of this Business Transfer Agreement and authorizes SELLER I to make and receive any and all notices and other correspondence in connection with this Business Transfer Agreement on its behalf. Any declaration made by SELLER I in connection with this Business Transfer Agreement shall be deemed made also on behalf of all other SELLERS, unless the contrary is explicitly stated in such declaration.

9.	Each of REAL ESTATE PURCHASER and GUARANTOR hereby grants power of attorney to PURCHASER to act as its agent in connection with the implementation of this Business Transfer Agreement and authorizes PURCHASER to make and receive any and all notices and other correspondence in connection with this Business Transfer Agreement on its behalf. Any declaration made by PURCHASER in connection with this Business Transfer Agreement shall be deemed made also on behalf of GUARANTOR and REAL ESTATE PURCHASER, unless the contrary is explicitly stated in such declaration. In the event PURCHASER designates one or more additional PURCHASERS, PURCHASER shall procure that each additional PURCHASER issues a power of attorney to PURCHASER in substantially the form set out in this par. 9.

10.	If one or several of the provisions of this Business Transfer Agreement are or become entirely or partly ineffective, void or unenforceable, the remaining provisions hereof shall continue in full force and effect. The ineffective, void or unenforceable provision shall be replaced by the effective provision approximating, to the extent permitted by law in terms of place, period, degree and scope of application, the PARTIES’ original intention as evident in the sense and purpose of the ineffective, void or unenforceable provision. The PARTIES undertake without undue delay (unverzüglich) to agree on such a provision in the indicated form; the same applies to filling of gaps, if any.

11.	This Business Transfer Agreement supersedes all other agreements the PARTIES may have entered into with respect to the transactions contemplated hereunder.

12.	English terms to which a German translation has been added shall be interpreted throughout this Business Transfer Agreement in the meaning assigned to them by the German translation.

Roll of Deed No. A 547/2007
Business Transfer Agreement
Negotiated on 27 March 2007.
Before the acting notary
Dr. Paul Rombach
with business residence in 40212 Düsseldorf, Grünstrasse 5,
appeared today:
1.	Mr. Elmar Berghaus, born on 23 May 1936, with business address at D — 58579 Schalksmühle, Im Gewerbepark 2,

2.	Mr. Wilhelm Helbert, born on 3 February 1950, with business address at D — 58579 Schalksmühle, Im Gewerbepark 2,

both acting not in their own names, but rather as representatives for and in the name of:
(1)	Lumberg Automation GmbH (hereinafter referred to as “SELLER I”);

(2)	Lumberg, Verwaltungsgesellschaft mit beschränkter Haftung as representative (Komplementär) for LuS Lumberg GmbH & Cie. KG (hereinafter referred to as “SELLER II”);

(3)	Lumberg Ltd. (hereinafter referred to as “SELLER III”);

(4)	Lumberg S.a.r.l. (hereinafter referred to as “SELLER IV”);

2

(5)	Lumberg Asia Pacific Pte. Ltd. (hereinafter referred to as “SELLER V”);

(6)	Lumberg, Inc. (hereinafter referred to as “SELLER VI”); - hereinafter collectively referred to as the “SELLERS” -
3.	Mr. D. Larrie Rose, born on 15 July 1947, residing at Hardt 40, D — 47877 Willich, acting not in his own name, but rather as representative for and in the name of
(1)	Belden Deutschland GmbH acting
a)	in its own name (hereinafter referred to as “PURCHASER”)

b)	in the name and on behalf of
Belden—EIW GmbH & Co. KG
(hereinafter referred to as “REAL ESTATE PURCHASER”);
and
(2)	Belden Europe B.V. (hereinafter referred to as “GUARANTOR”).
The persons appearing proved their identity by presenting their valid German identity cards (Mr. Berghaus and Mr Helbert) and US passport (Mr. Rose).
Mr. Berghaus, Mr Helbert and Mr. Rose declare that they speak fluently and fully understand the English language, as does the acting notary.
They requested, acting as above-described, notarisation of the
Business Transfer Agreement

3

regarding the
Lumberg automation components business
attached to this deed as Annex 1. Reference is made to Annex 1.
This Business Transfer Agreement makes reference to several exhibits which have already been notarized with notarial deeds of the acting notary, dated 27 March 2007 (deed numbers A 544/2007 and A 545/2007 — hereinafter jointly also referred to as the “reference deed”). The persons appearing confirm that they are familiar with the contents of the reference deed. The original of the reference deed is on hand during the notarisation of this Business Transfer Agreement. After having been instructed by the acting notary regarding the meaning of a reference pursuant to § 13 a of the German Law on Notarial Recordings (Beurkundungsgesetz) the persons appearing waive the reading aloud of the reference deed by the notary and it being attached to this notarial deed in accordance with § 13 a of the German Law on Notarial Recordings.
This deed including Annex 1 with Exhibits 5.4.b), 14.3.a), 19.1., 19.2. and the Addendum to Exhibit 3.4.4. was read aloud to the persons appearing, agreed to by them and signed by them and the acting notary in their own hands as follows: